As filed with the Securities and Exchange Commission on August 2, 2024
Registration No. 033-54705

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 033-54705

UNDER THE SECURITIES ACT OF 1933

MUELLER INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	25-0790410
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

150 Schilling Boulevard, Suite 100 Collierville, Tennessee	38017
(Address of Principal Executive Offices)	(Zip Code)

Mueller Industries, Inc. 1994 Stock Option Plan and 1994 Non-Employee Director Stock Option Plan
(Full title of the plan)

Christopher Miritello, Esq.
Executive Vice President, General Counsel and Secretary
Mueller Industries, Inc.
150 Schilling Boulevard, Suite 100
Collierville, Tennessee 38017
(Name and address of agent for service)
(901) 753-3200
(Telephone number, including area code, of agent for service)
Copies to:
Serge Benchetrit, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES

Mueller Industries, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the following Registration Statement on Form S-8 (the “Prior Registration Statement”) filed by the Registrant with the Securities and Exchange Commission in respect of shares of its common stock, par value $0.01 per share (“Common Stock”).  The share amount listed below is the number originally presented in the Prior Registration Statement, and does not reflect any stock splits that occurred following the filing of the Prior Registration Statement.

•
File No. 033-54705, filed with the SEC on July 22, 1994 registering the offer and sale of 225,000 shares of Common Stock issuable pursuant to the Mueller Industries, Inc. 1994 Stock Option Plan and 1994 Non-Employee Director Stock Option Plan (the “1994 Plans”);

As of the date hereof, the Registrant is no longer issuing securities under the 1994 Plans.  This Post-Effective Amendment to the Prior Registration Statement is being filed in order to deregister all shares of Common Stock that were registered under the Prior Registration Statement and that have not been and will not be issued under the 1994 Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Collierville, State of Tennessee, on the 2nd day of August, 2024.

MUELLER INDUSTRIES, INC.
By:	/s/ Christopher Miritello
Name:	Christopher Miritello
Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment No.1 to the Prior Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.